UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (Amendment No.___) TRUE RELIGION APPAREL, INC.
(Name of small business issuer in its charter)
Nevada	2300	98-0352633
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
201 East Arena Street, El Segundo, California 90245 310.615.1978
(Address and telephone number of principal executive offices)
201 East Arena Street, El Segundo, California 90245
(Address of principal place of business or intended principal place of business)
Jeffrey Lubell - Chief Executive Officer 201 East Arena Street, El Segundo, California 90245 310.615.1978

(Name, address and telephone number of agent for service)

Copy of communications to:

Ethan P. Minsky, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock to be offered for resale by selling security holders	1,200,000(2)	$1.075	$1,290,000	$163.45
Common Stock to be offered for resale by selling security holders	400,000(3)	$1.075	$430,000	$54.48
Common Stock to be offered for resale by selling security holders	900,000(4)	$1.075	$967,500	$122.58
Common Stock to be offered for resale by selling security holders upon exercise of share purchase warrants	900,000(5)	$1.075	$967,500	$122.58
Total Registration Fee				$463.09
  Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the National Association of Securities Dealers OTC Bulletin Board on February 10, 2004.
  Represents 1,200,000 shares of our common stock that were sold in a private placement on June 16, 2003.
  Represents 400,000 shares of our common stock that were sold in a private placement on July 29, 2003.
  Represents 900,000 shares of our common stock that were sold in a private placement on January 15, 2004.
  Represents common stock that may be issued upon exercise of 900,000 share purchase warrants that were sold in a private placement on January 15, 2004. Each of these share purchase warrants can be exercised at any time on or before the earlier of the date that is sixty (60) days following the date upon which this registration statement is declared effective by the Securities and Exchange Commission or January 15, 2006, at an exercise price of $1.11.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
________________, 2004

TRUE RELIGION APPAREL, INC.
A NEVADA CORPORATION

UP TO 3,400,000 SHARES OF COMMON STOCK OF TRUE RELIGION APPAREL, INC.

This prospectus relates to the resale by certain selling security holders of True Religion Apparel, Inc. of up to 3,400,000 shares of our common stock held by or issuable to the selling stockholders in connection with the resale of:

  up to 1,200,000 shares of our common stock sold on June 16, 2003 in a private placement;
  up to 400,000 shares of our common stock sold on July 29, 2003 in a private placement;
  up to 900,000 shares of our common stock sold on January 15, 2004 in a private placement; and
  up to 900,000 shares of our common stock which may be issued upon the exercise of up to 900,000 share purchase warrants sold on January 15, 2004, in a private placement.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders, although we could receive proceeds of up to $999,000 if all of the share purchase warrants are exercised. We will pay all of the expenses of this offering.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "TRLG". On February 11, 2004, the closing price for one share of our common stock (last sale of the day) was $1.05 on the OTC Bulletin Board.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February _____, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

As used in this prospectus, the terms "we", "us", "our", and "True Religion" mean True Religion Apparel, Inc., and our wholly owned subsidiary company Guru Denim, Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

We, together with our wholly-owned subsidiary Guru Denim, Inc., are engaged in the design, development, marketing, distribution and sale of high fashion jeans and other apparel. Our current product line consists primarily of our proprietary "True Religion Brand Jeans", which we sell in the United States, Canada, the United Kingdom, Europe, Australia and Japan. We operate our business out of a leased 6,000 square foot office/warehouse located at 201 East Arena Street, El Segundo, California 90245. Our telephone number is (310) 615-1978.

Number of Shares Being Offered

This prospectus covers the resale by the selling security holders named in this prospectus of up to 3,400,000 shares of our common stock in connection with the resale of:

  up to 1,200,000 shares of our common stock which were sold on June 16, 2003 in a private placement;
  up to 400,000 shares of our common stock which were sold on July 29, 2003 in a private placement;
  up to 900,000 shares of our common stock which were sold on January 15, 2004 in a private placement; and
  up to 900,000 shares of our common stock which may be issued upon the exercise of up to 900,000 share purchase warrants sold on January 15, 2004, in a private placement.

The selling security holders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling security holders may sell these common shares through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 19,725,133 shares of our common stock issued and outstanding as at February 11, 2004.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders, although we may receive proceeds of up to $999,000 upon the exercise of the share purchase warrants, which we propose to use for general working capital purposes including the purchase of denim fabric and other products for resale, advertising and marketing expenses and general corporate purposes. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our reviewed consolidated financial statements for the nine-month periods ended September 30, 2003 and September 30, 2002, (including the notes to those financial statements) which are included elsewhere in this prospectus, along with the section entitled "Management's Discussion and Analysis" beginning on page 23 of this prospectus.

	For the 9 month period ended September 30, 2003 (unaudited)	For the 9 month period ended September 30, 2002 (unaudited)
Revenue	$1,017,057	$-0-
Net Loss for the Period	$(166,904)	$-0-
Loss Per Share - basic and diluted	$(0.01)	$(0.00)
	As at September 30, 2003 (unaudited)	As at September 30, 2002 (unaudited)
Working Capital (Deficiency)	$691,696	$-0-
Total Assets	$913,923	$-0-
Total Share Capital	$917,020	$-0-
Deficit	$(190,761)	$-0-
Total Stockholders' Equity(Deficit)	$726,259	$-0-

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

WE HAVE ISSUED 900,000 SHARE PURCHASE WARRANTS AND OUR OBLIGATIONS UNDER THESE SHARE PURCHASE WARRANTS POSE RISKS TO THE PRICE OF OUR COMMON STOCK AND OUR CONTINUING OPERATIONS.

The share purchase warrants grant to the holders the right to exercise the warrants and obtain up to 900,000 shares of our common stock. These share purchase warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below:

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 19,725,133 shares of common stock issued and outstanding as of February 11, 2004. We are registering for immediate resale 2,500,000 of our common shares that are currently held by the selling security holders, and up to 900,000 of our common shares that could be issued to the selling security holders upon exercise of the share purchase warrants that we sold to them in our private placement on January 15, 2004, for a total of 3,400,000 shares of our common stock. These 3,400,000 shares of our common stock would represent approximately 17.24% of our issued and outstanding shares on February 11, 2004 (assuming that the exercise of the share purchase warrants occurred on February 11, 2004).

In light of the foregoing, a substantial number of our shares of common stock will be issued and available for immediate resale as a result of this registration statement, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling security holders sell shares of our common stock could encourage short sales by them or others. Any such short sales could place a further downward pressure on the price of our common stock.

THE HOLDERS OF THE 900,000 OUTSTANDING SHARE PURCHASE WARRANTS HAVE THE RIGHT TO EXERCISE THE SHARE PURCHASE WARRANTS AND RECEIVE SHARES OF OUR COMMON STOCK. IF THE HOLDERS EXERCISE ALL OR ANY NUMBER OF THEIR SHARE PURCHASE WARRANTS, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

The exercise of any or all of the share purchase warrants will result in dilution to the interests of other holders of our common stock since the holders may ultimately exercise all of the warrants and they may sell some or all of these shares into the public market. If the holders of all of the share purchase warrants exercised all of their share purchase warrants at the exercise price of $1.11, then we would be required to issue an additional 900,000 shares of our common stock, which would represent approximately 4.56% of our issued and outstanding shares on February 11, 2004 (assuming that the exercise of the share purchase warrants occurred on February 11, 2004).

SINCE OUR SHARES ARE thinly traded and trading on the otc bulletin board may be sporadic because it is not an exchange, STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated as the result of many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or the Nasdaq Stock Market, Inc., you may have difficulty reselling any of our common shares. This difficulty may be increased as the result of this registration statement making up to an additional 3,400,000 shares of our common stock available for immediate resale.

RISKS RELATED TO OUR BUSINESS AND OUR COMPANY

WE ARE aN EARLY Stage Company AND WE HAVE NOT EARNED SIGNIFICANT REVENUES SINCE FORMATION Which Makes IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

We are an early stage company involved primarily in the production and processing of high fashion denim apparel. As a result, we do not have a meaningful historical record of sales and revenues nor an established business track record. We have not earned significant revenues since our formation.

Unanticipated problems, expenses and delays are frequently encountered in ramping up production and sales and developing new products. Our ability to successfully develop, produce and sell our products and to generate significant operating revenues will depend on our ability to, among other things:

  successfully develop and operate production facilities or enter into agreements with third parties to perform these functions on our behalf;
  successfully market, distribute and sell our products or enter into agreements with third parties to perform these functions on our behalf; and

  obtain the financing required to implement our business plan.

Given our limited operating history, lack of long-term sales history or other sources of revenue, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

LIMITED OPERATING HISTORY

Given our limited operating history, there can be no assurance that we will be able to continue to show a profit or that we can build our business such that we can earn a significant profit. We have recently raised $1,000,000 in a private placement of equity and our management believes that we can sustain our operations for the next year from the proceeds of this private placement and from existing working capital and operating revenue. The future of our company will depend upon our ability to obtain adequate orders for our products, prompt payment for our products and, as and when needed, sufficient financing and continuing support from stockholders and creditors and to achieve and maintain profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis and in a timely manner, our business, results of operations, financial condition and prospects could be materially adversely affected.

OUR CONTINUED OPERATIONS DEPEND ON THE NOVELTY OF OUR PRODUCTS AND DESIGN.

The novelty and the design of our True Religion Brand Jeans are important to our success and competitive position, and the inability to continue to offer and develop such unique products to our customers could harm our business. We cannot be certain that the fashion trend with respect to high fashion denim jeans will continue. Should the trend steer away from high fashion denim jeans, our business could be adversely affected. In addition, there are no assurances that our future designs will be successful, and in that regard, any unsuccessful designs could adversely affect our business.

OUR BUSINESS IS LIMITED TO A SINGLE PRODUCT LINE.

To date, our product line has been restricted to men's and women's denim and corduroy jeans. Although we plan to expand our product line to include denim jackets, t-shirts and knitwear, all bearing our proprietary True Religion Brand Jeans logos and trademarks, there can be no assurance that we can successfully introduce these additional products.

we expect to experience significant and rapid growth. if we are unable to hire staff to manage our operations, Our Growth Could Harm Our Future Business Results and may strain our managerial and operational resources.

As we proceed with the production, marketing and sale of our products, we expect to experience significant and rapid growth of our business. We may need to add staff to manage operations, handle sales and marketing efforts and perform finance and accounting functions. We may be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective operational and financial systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

WE MUST DEVELOP A MARKETING AND SALES PROGRAM TO GENERATE ANY SIGNIFICANT REVENUES

We will be required to develop a marketing and sales campaign that will effectively showcase our products. We depend substantially upon third parties for several critical elements of our business including, among other things, marketing, sales and distribution activities. There can be no assurance that we or these third parties will be able to establish or maintain adequate sales, marketing and distribution capabilities, that we will be able to enter into marketing agreements or relationships with third parties in additional territories on financially acceptable terms or that any third parties with whom we enter into such arrangements will be successful in marketing, selling or distributing our products. If they are not, our business could be negatively impacted. Also, if we are unable to maintain our relationships with these sales agents and distributors or if these sales agents and distributors begin selling our competitors products, then our ability to generate revenues through the sale of our products could be negatively impacted.

OUR BUSINESS COULD SUFFER IF WE NEED TO ADD OR REPLACE MANUFACTURERS

We compete with other companies for the production capacity of our manufacturers. Because we are a small enterprise and many of our competitors have greater financial and other resources than we have, they may have an advantage in the competition for production capacity. We currently outsource our production to only one manufacturer. If we experience a significant increase in demand, or if we need to replace our existing manufacturer, we may have to expand our third party manufacturing capacity. We cannot be assured that this capacity will be available to us, or that if available it will be available on terms that are acceptable to us. If we cannot produce a sufficient quantity of our products to meet demand or delivery schedules, our customers might reduce demand, reduce the purchase price they are willing to pay for our products or replace our product with the product of a competitor, any of which could have a material adverse effect on our financial condition and operations.

OUR BUSINESS COULD SUFFER FROM THE FINANCIAL INSTABILITY OF OUR CUSTOMERS

We sell our product primarily to retail and distribution companies in the United States and around the world on open account with 30 to 45 day payment terms. In foreign markets, we try to obtain a letter of credit or wire transfer upon shipment but these arrangements are not always possible. Financial difficulties with a customer could result in serious losses for our company.

OUR SUCCESS IS DEPENDENT UPON THE ACCEPTANCE OF OUR COMPANY, OUR PRODUCTS AND OUR BUSINESS

Our success depends upon our achieving significant market acceptance of our company and our products. We cannot guarantee that retail outlets or consumers will stock or purchase our products. Acceptance of our products will depend on the success of our advertising, promotional and marketing efforts and our ability to provide the products to retail outlets and consumers. To date, we have not spent significant funds on marketing and promotional efforts, although in order to increase awareness of our products, we expect to spend a significant amount on promotion, marketing and advertising in the future. If these expenses fail to develop an awareness of our products, these expenses may never be recovered and we may never be able to generate any significant future revenues. In addition, even if awareness of our products increases, we may not be able to produce enough of our product to meet retail demand.

The Loss of Mr. Jeffrey lubell or any of OUR KEY MANAGEMENT PERSONNEL Would Have an Adverse Impact on OUR Future Development and could impair our ability to succeed.

Our performance is substantially dependent upon the expertise of our President, Mr. Jeffrey Lubell, and other key management personnel, and our ability to continue to hire and retain such personnel. Mr. Lubell spends all of his working time working with our company and our wholly owned subsidiary. It may be difficult to find sufficiently qualified individuals to replace Mr. Lubell or other key management personnel if we were to lose any one or more of them. The loss of Mr. Lubell or any of our key management personnel could have a material adverse effect on our business, development, financial condition, and operating results.

We do not maintain "key person" life insurance on any of our directors or senior executive officers.

COMPETITION

The garment industry, in general, and the designer denim sector, in particular, is intensely competitive and fragmented.

We compete against well-established companies with greater product and name recognition and with substantially greater financial, marketing and distribution capabilities than ours, as well as against a large number of small specialty producers. There can be no assurance that we can compete successfully in this complex and changing market.

GOVERNMENT REGULATION AND SUPERVISION

Any negative changes to international trade agreements and regulations such as NAFTA and the World Trade Organization where there is a rise in trade quotas, duties, taxes and similar impositions as well as limiting the countries from whom we can purchase our fabric or other component materials, or limiting the countries where we might market and sell our products could have an adverse effect on our business.

Any changes in regulation by the Federal Trade Commission with respect to labeling and advertising of our products could have an adverse effect on our business.

IF OUR COMPETITORS MISAPPROPRIATE OUR UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The loss or inability to enforce our trademark "True Religion Brand Jeans" and the trademarked "Buddah" logo and other proprietary know-how and trade secrets could adversely affect our business. We depend heavily on trade secrets and the design expertise of Jeffrey and Kymberly Lubell. If any of our competitors copies or otherwise gains access to our trade secrets or develops similar products independently, we would not be able to compete as effectively. The measures we take to protect our trade secrets and design expertise may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse effect on our business.

Trading of Our Stock May Be Restricted by the SEC's Penny Stock Regulations Which May Limit a Stockholder's Ability to Buy and Sell our Stock.

The United States Securities and Exchange Commission ("SEC") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4 to 9, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of True Religion Apparel, Inc. of up to 3,400,000 shares of our common stock in connection with the resale of:

  up to 1,200,000 shares of our common stock which were sold on June 16, 2003 in a private placement;
  up to 400,000 shares of our common stock which were sold on July 29, 2003 in a private placement;
  up to 900,000 shares of our common stock which were sold on January 15, 2004 in a private placement; and
  up to 900,000 shares of our common stock which may be issued upon the exercise of up to 900,000 share purchase warrants sold on January 15, 2004, in a private placement.

The selling security holders may sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders, although we could receive proceeds of up to $999,000 if all of the share purchase warrants are exercised.

USE OF PROCEEDS

The shares of common stock offered by this prospectus, including the shares of common stock that could be issued by our company upon the exercise of the share purchase warrants, are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders, although we may receive proceeds of up to $999,000 upon the exercise of the share purchase warrants, which we propose to use for general working capital purposes including the purchase of denim fabric and other products for resale, advertising and marketing expenses and general corporate purposes. We will incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

This prospectus covers the resale by the selling security holders named in this prospectus of up to 2,500,000 shares of common stock that were issued by our company in three private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act. In addition, this prospectus covers up to an additional 900,000 shares of common stock that may be issued upon the exercise of the 900,000 share purchase warrants that we sold in our January 15, 2004, private placement.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders, although we may receive up to $999,000 upon the exercise of the share purchase warrants, which we propose to use for general working capital purposes including the purchase of denim fabric and other products for resale, advertising and marketing expenses and general corporate purposes.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of common stock issued to them, including those shares of our common stock which may be issued upon the exercise of their share purchase warrants. Because the selling security holders may offer all or only some portion of the 3,400,000 shares of common stock to be registered, we cannot estimate how many shares of our common stock the selling security holders may hold upon termination of the offering, nor can we express, as a percentage, how this number of shares will relate to the total number of shares that we will have outstanding at that time.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of February 11, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holder.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security Holder and Position, Office or Material Relationship with True Religion	Common Shares owned by the Selling Security Holder	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Security Holder After Offering and Percent of Total Issued and Outstanding (1)
				# of Shares	% of Class
EH & P Investments AG (3)	1,200,000	N/A	1,200,000	Nil	0%
Hilton Getz	400,000	N/A	400,000	Nil	0%
Tonga Finance and Trading AG (4)	450,000	450,000	900,000	Nil	0%
Romofin AG (5)	450,000	450,000	900,000	Nil	0%
TOTAL	2,500,000	900,000	3,400,000	Nil	0%

(1) Assumes all of the 900,000 share purchase warrants are exercised and all 3,400,000 shares of common stock offered are sold. Based on 19,725,133 common shares issued and outstanding on February 11, 2004.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder upon exercise of the share purchase warrants.

(3) Erwin Haas exercises dispositive and voting powers with respect to shares of common stock that EH & P Investments AG currently owns.

(4) David Hauenstein exercises dispositive and voting powers with respect to shares of common stock that Tonga Finance and Trading AG currently owns.

(5) Bruno Mosimann exercises dispositive and voting powers with respect to shares of common stock that Romofin AG currently owns.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the National Association of Securities Dealers OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus, including the shares of common stock that may be issued upon exercise of the share purchase warrants, may be sold by the selling security holders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any aforementioned methods of sale.

In the event of the transfer by any selling security holder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it,

including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

January 15, 2004 Private Placement

On January 15, 2004, we sold an aggregate of 900,000 units, at a price of $1.1111 per unit for aggregate gross proceeds of $999,990 to two non-U.S. persons in offshore transactions relying on exemptions from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Each unit is comprised of one common share and one transferable share purchase warrant that will entitle the holder to purchase one additional share at an exercise price of $1.11 per share.

In the subscription agreement, we agreed to use our best efforts, at our sole cost and expense, to file this registration statement with the Securities and Exchange Commission on or before February 15, 2004, registering not only the units sold in this private placement, but all of the common shares that we sold in the July 29, 2003 and June 16, 2003 private placements as well, and we agreed to use our best efforts to cause the registration statement declared effective by the Securities and Exchange Commission by June 30, 2004.

In the event that:

  we fail to file this registration statement by February 15, 2004; or
  this registration statement declared is not effective by June 30, 2004;

then we will be required to pay liquidated damages equal to two percent (2%) of the subscription price paid by each of the two subscribers in the January 15, 2004 private placement for each 30 day period or portion thereof until the filing date or the effective date, whichever is applicable.

July 29, 2003 Private Placement

On July 29, 2003, we sold an aggregate of 400,000 shares of our common stock at $0.75 per share for aggregate gross proceeds of $300,000 to one non-U.S. person in an offshore transaction relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Pursuant to the terms of the subscription agreement used in this private placement, the holders of the common shares issued in this private placement have "piggyback" registration rights that require us to register their shares in the event we file a registration statement. Therefore, we are required to register these 400,000 shares in this registration statement.

June 16, 2003 Private Placement

On June 16, 2003, we sold an aggregate of 1,200,000 shares of our common stock at $0.75 per share for aggregate gross proceeds of $900,000 to one non-U.S. person in an offshore transaction relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Pursuant to the terms of the subscription agreement used in this

14

private placement, the holders of the common shares issued in this private placement have "piggyback" registration rights that require us to register their shares in the event we file a registration statement. Therefore, we are required to register these 1,200,000 shares in this registration statement.

LEGAL PROCEEDINGS

On December 12, 2003, our subsidiary Guru Denim, Inc. filed a lawsuit in Superior Court for the County of Los Angeles against The Indigo Group U.S.A., Inc. one of the former shareholders of Guru Denim, Inc., and Jeremy Lew, one of the officers of The Indigo Group U.S.A., Inc. for damages in the amount of $800,000 and declaratory injunctive relief for intentional interference with our company's business relations with third parties. The Complaint that we filed in this lawsuit asserts that The Indigo Group U.S.A., Inc. and Jeremy Lew have contacted current and former contractors and parties having business relations with our company as part of a broad campaign to injure our company's business reputation and credit, to interfere with our company's business relationships and to infringe upon our trademarks.

On January 13, 2004 The Indigo Group U.S.A., Inc. and Jeremy Lew filed a Cross-Complaint against our subsidiary, Guru Denim, Inc. and our President, Jeffrey Lubell, denying business interference and seeking to rescind two previous settlement agreements made with Guru Denim Inc. The Indigo Group U.S.A., Inc. and Jeremy Lew are claiming damages in the amount of $1,000,000 due to alleged breach of contract and rescission of these two prior settlement agreements. We are vigorously prosecuting our Complaint in this lawsuit and defending the Cross-Complaint filed against our subsidiary. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jeffrey Lubell	President, Chief Executive Officer and Director	47	June 24, 2003
Kymberly Lubell	Director and Secretary	37	July 4, 2003
Mark Saltzman	Director	55	July 4, 2003
Charles A. Lesser	Chief Financial Officer	57	September 1, 2003

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.

Jeffrey Lubell, President, Chief Executive Officer and Director

Mr. Lubell became a Director and our President on June 24, 2003. From 2001 to May, 2003, Mr. Lubell was the President and Creative

Director (Men's) of Hippie Jeans based in Commerce, California, where Mr. Lubell was responsible for creative design concepts and establishing and managing the company's presence at national and regional trade shows. From 1998 to 2001, Mr. Lubell was the Vice President and Creative Director of Jefri Jeans & Bella Dahl based in Los Angeles, California. From 1978 to 1998, Mr. Lubell was the President and CEO of Jeffrey Lubell Textiles, based in Los Angeles, California, a textile design and distribution firm that Mr. Lubell founded.

Kymberly Lubell, Director and Secretary

Ms. Lubell became a Director and our Secretary on July 4, 2003. From 2002 to 2003, Ms. Lubell was employed by LEI/Jones Apparel Group of Commerce, California where she was responsible for creative design. In 2002, Ms. Lubell was a creative designer for Laundry by Liz Claiborne of Commerce, California. From 2001 to 2002, Ms. Lubell was the Vice President and Creative Director (Women's) of Hippie Jeans/Azteca Productions, based in Commerce, California. From 1998 to 2001, Ms. Lubell was the President and Creative Director of Bella Dahl and Jefri Jeans of Los Angeles, California and from 1986 to 1994, Ms. Lubell was the owner and designer of I Like This of Los Angeles, California.

Mark Saltzman, Director

Mr. Saltzman became a Director on July 4, 2003. From 2002 to present, Mr. Saltzman has been a consultant for Consulting Services Group, a Manhattan Beach, California firm that provides on site consulting services for wholesale apparel, specializing in sales training, management, operations, planning, licensing, merchandising and marketing. From 1997 to 2001, Mr. Saltzman was the Vice President of Sales and Operations for Strategic Partners, Inc. of Los Angeles, California where he was responsible for hiring, training and managing the national sales force. From 1975 to 1995, Mr. Saltzman held various senior officer positions with numerous different apparel companies in the western United States.

Charles A. Lesser, Chief Financial Officer

Mr. Lesser became the Chief Financial Officer of our company and the Chief Operating Officer of our wholly owned subsidiary, Guru Denim Inc. on September 1, 2003. Mr. Lesser was Acting President and a Director of Alpha Virtual Inc., a software development company listed on the OTCBB. From 1997 until 2002, Mr. Lesser was Chief Financial Officer and a Director of CBCom, Inc., an internet service provider listed on the OTCBB. Mr. Lesser holds a B.A. degree the University of Pittsburgh and a M.B.A. degree from the University of Witwatersrand.

Significant Employees

We do not currently have any significant employees aside from our directors and officers.

Family Relationships

Jeffrey Lubell and Kymberly Lubell are husband and wife.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, except that Kymberly Lubell was President and Jeffrey Lubell was Vice President of Bella Dahl, Inc. a manufacturer of men's and women's apparel, at the time that Bella Dahl filed a petition for bankruptcy in 2001;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2004, certain information with respect to the beneficial ownership of our common stock by each security holder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and certain executive officers. Each person has sole voting and investment power with respect to the shares of common stock except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class(1)
Common Shares	Jeffrey Lubell 1561 8th Street Manhattan Beach, CA 90266	9,894,333	50.16%
Common Shares	CEDE & Co. PO Box 20 Bowling Green Station New York, NY 10004	7,296,400	37%
Common Shares	EH & P Investments AG Albisriederstrasse 164 Zurich 8040, Switzerland	1,200,000	6.08%
N/A	Kymberly Lubell 1561 8th Street Manhattan Beach, CA 90266	Nil	0%
N/A	Mark Saltzman 834 Palm Drive Hermosa Beach, CA 90254	Nil	0%
N/A	Charles A. Lesser 902 S. Wooster Avenue Los Angeles, CA 90245	Nil	0%
Common Shares	Directors and Officers (as a group)	9,894,333	50.16%

(1) Based on 19,725,133 shares outstanding as of February 11, 2004.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

We are authorized to issue 1,200,000,000 common shares with $0.00001 par value. As at February 11, 2004 we had 19,725,133 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to security holders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of security holders. There are no cumulative voting rights.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock, nor do we anticipate paying any cash dividends on our common stock in the foreseeable future.

In the event of a merger or consolidation, all holders of our common stock will be entitled to receive the same per share consideration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Acquisition of Guru Denim, Inc.

On June 23, 2003, our company entered into a formal Share Purchase Agreement with Jeffrey Lubell and Guru Denim, Inc. pursuant to which we agreed to acquire all 1,000 of the issued and outstanding shares of Guru Denim, Inc. Eight hundred of these shares were owned by Mr. Lubell, the other 200 shares were owned by Indigo Group U.S.A., Inc. In consideration for all of the shares of Guru Denim, Inc., our company agreed to issue 14,571,305 shares of our common stock to Mr. Lubell and to pay $300,000 in cash to Indigo Group U.S.A., Inc. The transactions contemplated in this Share Purchase Agreement closed on June 24, 2003.

Under the terms of the Share Purchase Agreement, Mr. Lubell made representations and warranties to our company such as are customarily made in similar share purchase agreements with majority stockholders and he indemnified our company against the possibility that any of these representations and warranties might prove inaccurate for a period of one year after closing. To secure his indemnity, Mr. Lubell pledged 1,391,867 of the common shares that we issued to him at the closing of the transaction, to be held in escrow by our company until the first anniversary of the closing date.

In the term sheet, Jeffrey Lubell conditioned his obligation to close the sale on the successful private placement by our company of equity with gross proceeds of at least $1,200,000. This money would be used as operating capital and as a source of proceeds to fund both the $300,000 payment to Indigo Group U.S.A., Inc. and $250,000 signing bonus to be paid to Mr. Lubell pursuant to his employment agreement. However, in the formal Share Purchase Agreement we agreed that we would be required to raise only the first $900,000 of this money at or prior to closing and that we would have until August 23, 2003 to raise the balance of $300,000. In the Share Purchase Agreement, for ease of reference, we referred to the first $900,000 of this money as the "First Private Placement" and to the $300,000 balance as the "Second Private Placement". In order to assure Mr. Lubell that we would have incentive to complete the Second Private Placement after closing, we agreed to issue to him, at closing, such number of common shares in our company as would constitute a sixty-two percent (62%) equity interest. This sixty-two percent (62%) interest was reduced to fifty-two percent (52%) when we completed the Second Private Placement.

We successfully raised the full $300,000 amount of the Second Private Placement and Mr. Lubell surrendered for cancellation 4,676,972 of the 14,571,305 shares that we issued to him at the closing, retaining 9,894,333 shares constituting approximately 52% of our company's issued and outstanding common shares at that time.

As a condition to our obligation to close the acquisition of the shares of Guru Denim, Inc., we required that Mr. Lubell assign to our company all of the intellectual property that was previously used by Guru Denim, Inc. under license from Mr. Lubell, including all of the "True Religion Brand Jeans" trademarks. As a result, Mr. Lubell assigned all of this intellectual property to Guru Denim, Inc. by a written assignment dated June 19, 2003.

DESCRIPTION OF BUSINESS

Plan of Operation

Through our wholly owned subsidiary Guru Denim, Inc., we design, develop, market, distribute and sell high fashion jeans and other apparel. We currently manufacture, market, distribute and sell "True Religion Brand Jeans" in the United States, Canada, the United Kingdom, Europe, Australia and Japan.

Guru Denim, Inc., is a California corporation with its offices located at 201 East Arena Street, El Segundo, California 90245. Guru Denim, Inc. leases approximately 6,000 square feet of combined office and warehouse space located at 201 East Arena Street, El Segundo, California, at a rate of $0.75 per square foot per year. Guru Denim, Inc. conducts all of its executive and administrative functions in, and ships True Religion Brand Jeans to its customers from, this facility. Our company does not maintain any separate offices or contact numbers. Our telephone number, which we share with Guru Denim, Inc., is (310) 615-1978.

We market and distribute True Religion Brand Jeans in the United States and abroad by attendance at industry and trade shows and by entering into sales agency or distribution agreements with independent agents, each of whom is granted exclusive rights to market and sell True Religion Brand Jeans in its respective territory. We currently have agreements in place with commissioned sales agents in the United States, Canada, the United Kingdom, Ireland and Scotland, earning sales commissions ranging from 10% - 12%. We currently have distribution agreements with distributors in Italy , Germany, Switzerland, Japan, Holland and Australia. Our distributors purchase products at a discount for resale to their customers in their respective territories. Our distributors purchase and warehouse the product, and ship to and collect from the customers in their territory.

Our True Religion Brand Jeans are sold in the U.S. to Bloomingdales, Nordstrom, Neiman Marcus (store and catalog), Henri Bendel, Bergdorf Goodman, Urban Ourfitters and most high-end boutiquesss throughout the U.S. We sell through a commission-based showroom in Los Angeles called L'Atelier.

Our True Religion Brand Jeans are sold in Japan through our distributor Jameric, Inc. Jameric, Inc. and its founder, Mr. Tony Shibata, have 25 years of experience introducing U.S. brands into the Japanese market. Previously, Jameric, Inc. acted as a business development arm and buying office for Sumitomo Corporation and introduced Walt Disney products under license to Japan. For the past six years Jameric, Inc. has focused on the apparel industry. Jameric, Inc. is responsible for introducing Jill Stewart, Juicy Couture and Earl Jeans to the Japanese market. Our customers in Japan include Barney's Japan, Isitan, Rosebud and Elephant Trading and Ueno Shokai.

Our True Religion Brand Jeans are sold in the United Kingdom, Ireland and Scotland through our commissioned sales agent, Melwani Agency. Customers include Harrods, Harvey Nichols, Liberty, Selfridges and a number of both men's and woman's fashion boutiques. Our True Religion Brand Jeans are sold in Canada through our commissioned sales agent, Margulius agency in Vancouver, Canada.

Our True Religion Brand Jeans are sold in Australia by our distributor Krites (Australia) Pty Ltd. Krites (Australia) Pty Ltd is an Australian based company specializing in distribution, marketing and public relations for branded fashion products. Krites has a marketing and public relations department devoted to the brands which they represent. Krites services 460 stores throughout Australia and has six full time in-house brand managers and 16 agents throughout Australia. Other brands represented or distributed by Krites include Religion (U.K.), Buddhist Punk (U.S.A.), Itsus (Canada), Freesoul (Italy), Vestal Watch (U.S.A.) and Schmoove (France).

Our true Religion Brand Jeans are sold in Italy by our distributor Massimo Cavallari. Cavallari exhibits twice a year at Europe's two premier trade shows for high-end apparel -- the Pitti Immagine Uomo (Florence, Italy) and Bread & Butter (Berlin, Germany).

True Religion Brand Jeans has appointed Unifa (United Fashion Agency) to be its exclusive distributor for True Religion Brand Jeans for Germany, Switzerland and Holland. UNIFA, based in Dusseldorf, is the premier distributor for denim jeans in Germany and represents Von Dutch, DKNY jeans, Juicy Couture, Citizens for Humanity and Joie. In addition to distributing True Religion Brand Jeans to other stores, UNIFA operates its own flagship store, JADES, in the center of Dusseldorf.

We support our independent sales agents and distributors through attendance at all of the major trade and fashion industry exhibitions and by advertising in trade publications. Our initial strategy is to limit distribution to high-end retailers, building a reputation for producing a quality product with on-time delivery, and we do not currently plan to launch an aggressive advertising campaign to the consumer.

Employees

As of February 11, 2004 Guru Denim, Inc. had thirteen employees. Of this total, three are officers namely Jeffrey Lubell, President; Kymberley Lubell, Secretary and Design Director for Women's Products; and Charles A. Lesser, Chief Operating Officer. Guru Denim Inc. employs a Controller, Production Manager, Customer Service Manager, Design Assistant, four (4) sample sewers, a patternmaker and a warehouseman. Jeffrey Lubell, our President, spearheads product development, marketing and sales. Kymberly Lubell, who is married to Jeffrey Lubell, is an experienced clothing designer and has responsibility for design and development of all women's products. Guru Denim, Inc. employs a production manager to monitor its contract manufacturers. Guru Denim, Inc.'s business strategy is to employ contract manufacturers and to use independent sales agents and distributors in order to keep fixed overhead at a minimum.

Our Products

Our principal products are the high fashion jeans that we design, manufacture, market, distribute and sell through our wholly-owned subsidiary Guru Denim, Inc. under the True Religion Brand Jeans trademarks. These jeans are sold in the United States and abroad to upscale retailers and boutiques.

We currently sell men's styles and women's styles. True Religion Brand Jeans are made with high quality fabrics from the U.S.A., Italy, and Hong Kong that are gently and naturally aged, hand finished and boldly stitched in seven different thread colors. Although we operate in a highly competitive market, what distinguishes True Religion jeans is the fit (low-rise), the attention to detail, and the ultimate "vintage look". The "vintage look" includes grinding, some tearing, some "whiskers" and some darkening in the legs. In summary, True Religion Brand Jeans are made to look, feel and fit like they have been owned for years. Guru Denim, Inc. believes its competitive advantage lies in the detailing of the design, the quality of the denim and the superiority of the finish (the "wash").

Our jeans are available in 3 vintage washes, light, medium and dark-with dark and medium being the largest sellers to-date. In addition, they are available in 3 handsand washes-light, medium and dark. A bleach version (off-white) is also available. In addition, our most popular men's and ladies style is also available in corduroy in both darker (winter colors) and lighter pastel (spring and summer) colors. We plan to keep the overall line focused adding a jacket, mini-skirt and some t-shirts for spring and, potentially a few additional styles for fall 2004.

These jeans are sold in the United States and abroad to upscale retailers and boutiques. True Religion Brand Jeans can be found at Nieman Marcus, Bloomingdales, Nordstrom, Bergdorf Goodman, Urban Outfitters, as well as approximately 300 fashion boutique clothing stores throughout the United States.

Our True Religion Brand Jeans are sold in the United States to fashion conscious, affluent customers who shop in high-end boutiques and department stores and who want to wear and be seen in the latest, trendiest low-rise styles of jeans.

Business Strategy

Our strategy is to build brand recognition by marketing our products to fashion conscious, affluent consumers who shop in high-end boutiques and department stores and who want to wear and be seen in the latest, trendiest, jeans. We plan to limit distribution to the more exclusive boutiques, specialty stores and department stores in an effort to maintain the unique nature of our brand and to sell our True Religion Brand Jeans in the range of $150 to $200 per pair. We utilize contract manufacturers located in the United States so that we can truthfully brand our products as having been "Made in the U.S.A.", and because, by using contract manufacturers we are better able to control our costs and keep fixed overhead to a minimum. We plan to update our product offerings - style, fit, washes - every six months to be seen as a trend setter in the contemporary better jeans market.

Sales & Marketing Strategy

We market and distribute True Religion Brand Jeans in the United States and abroad by attendance at industry and trade shows and by entering into sales agency or distribution agreements with independent agents, each of whom is granted exclusive rights to market and sell True Religion Brand Jeans in its respective territory. We currently have agreements in place with commissioned sales agents in the United States, Canada, the United Kingdom, Ireland and Scotland, earning sales commissions ranging from 10% - 12%. We currently have distribution agreements with distributors in Italy , Germany, Switzerland, Japan, Holland and Australia. Our distributors purchase products at a discount for resale to their customers in their respective territories. Our distributors purchase and warehouse the product, and ship to and collect from the customers in their territory.

Our vision is to market the most popular casual wear in the world, being jeans, to fashion conscious consumers looking for a pair of jeans with unquestionably superior fit, finish, fabric and style.

Supply Strategy

We purchase our fabrics from Cone, a United States fabric manufacturer, as well as an Italian company. We purchase our thread and other materials from various industry suppliers within the United States. We do not currently have any long-term agreements in place for the supply of our fabric, thread or other raw materials. Although the denim fabric that we use in the manufacture of our jeans is of the highest quality, it is readily available from a large number of suppliers including mills in the United States and abroad.

Manufacturing

We outsource all of our manufacturing to third parties on an order-by-order basis. Currently, we have one contract manufacturer, Atomic Denim, who manufactures our garments on an order-by-order basis. To date, Atomic Denim, Inc. has purchased the fabric, sewed and finished our products to our design and other specifications. This has enabled us to manufacture our jeans without requiring a large amount of working capital. We inspect the fabrics and the finished goods prior to shipping them as part of our quality control program. We plan to continue to outsource most, if not all, of our production. We have other contractors developing our denim jackets, t-shirts and knitwear. Further, we recognize that, as we grow, we will require additional contractors for denim jeans.

Competition

The apparel industry is intensely competitive and fragmented. We compete against other small companies like ours, as well as large companies that have a similar business and large marketing companies, importers and distributors that sell products similar to or competitive with ours. Examples of companies with whom we compete include Innovo Group Inc. (Joe's Jeans, Inc.), Levi Strauss & Co., Giorgio Armani, Polo Ralph Lauren Corporation, Calvin Klein, Nautica Enterprises, Guess?, Tommy Hilfiger Corp., Gap, Inc. and Abercrombie & Fitch.

We believe that our competitive strengths consist of the detailing of the design, the quality of the denim and the superiority of the finish (the "wash"). Within the contemporary better jean market, where we sell our products, jeans sell from $100 to $300 per pair and designer label jeans can command higher prices. We believe that our price range of $150 to $200 provides superior value for the quality, style, fit and finish of True Religion Brand Jeans.

Government Regulation and Supervision

Our operations are subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement (NAFTA). We are also subject to regulation by the World Trade Organization. Generally, these international trade agreements benefit our business rather than burden it because they tend to reduce trade quotas, duties, taxes and similar impositions. However, these trade agreements may also impose restrictions that could have an adverse impact on our business, by limiting the countries from whom we can purchase our fabric or other component materials, or limiting the countries where we might market and sell our products.

Labeling and advertising of our products is subject to regulation by the Federal Trade Commission. We believe that we are in substantial compliance with these regulations.

Research and Development

Jeffrey Lubell, our President, is responsible for the design and development of our high fashion denim apparel products. We do not currently have a formal research and development effort but we plan to continue to develop new products every six months.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

Financial Condition, Liquidity and Capital Resources

From inception on April 25, 2001, until our company's acquisition of Guru Denim, Inc., on June 24, 2003, our company was engaged in the exploration and acquisition of mineral properties. Our principal capital resources have been acquired through issuance of common stock and from shareholder loans.

We had insufficient capital to fully explore and develop our mineral properties and we were unable to obtain additional financing in the form of a private placement or shareholder loans to obtain the capital necessary to survive and exploit our resources. As a result, we were unsuccessful in fully implementing our business plan in regards to the exploration and development of our mineral properties. Our Board of Directors subsequently conducted an in-depth analysis of our business plan and related future prospects for mineral exploration companies. They decided that it was in our company's best interest to concurrently pursue initiatives in the clothing industry as an extension to our existing business. Accordingly, we began researching business opportunities in the clothing industry, including potential acquisitions and arrangements with suitable business partners that might assist us in realizing our overall objective of engaging in a profitable business. Our Board of Directors felt that this was in our best interests because they determined that it was not likely that our mineral properties could be successfully explored and developed without a source of revenue to sustain these activities. Since that time, our Board of Directors decided, that the continuation of the program of exploration of our mineral properties was too costly, and the prospects of profitability were too remote, and they resolved to let these mining claims lapse.

On June 23, 2003, our company entered into a formal Share Purchase Agreement with Jeffrey Lubell and Guru Denim, Inc. pursuant to which we agreed to acquire all 1,000 of the issued and outstanding shares of Guru Denim, Inc. Eight hundred of these shares were owned by Mr. Lubell, the other 200 shares were owned by Indigo Group U.S.A., Inc. In consideration for all of the shares of Guru Denim, Inc., our company agreed to issue 14,571,305 shares of our common stock to Mr. Lubell and to pay $300,000 in cash to Indigo Group U.S.A., Inc. The transactions contemplated in this Share Purchase Agreement closed on June 24, 2003.

In the term sheet, Jeffrey Lubell conditioned his obligation to close the sale on the successful private placement by our company of equity with gross proceeds of at least $1,200,000. This money would be used as operating capital and as a source of proceeds to fund both the $300,000 payment to Indigo Group U.S.A., Inc. and $250,000 signing bonus to be paid to Mr. Lubell pursuant to his employment agreement. However, in the formal Share Purchase Agreement we agreed that we would be required to raise only the first $900,000 of this money at or prior to closing and that we would have until August 23, 2003 to raise the balance of $300,000. In the Share Purchase Agreement, for ease of reference, we referred to the first $900,000 of this money as the "First Private Placement" and to the $300,000 balance as the "Second Private Placement". In order to assure Mr. Lubell that we would have incentive to complete the Second Private Placement after closing, we agreed to issue to him, at closing, such number of common shares in our company as would constitute a sixty-two percent (62%) equity interest. This sixty-two percent (62%) interest was reduced to fifty-two percent (52%) when we completed the Second Private Placement.

We successfully raised the full $300,000 amount of the Second Private Placement and Mr. Lubell surrendered for cancellation 4,676,972 of the 14,571,305 shares that we issued to him at the closing, retaining 9,894,333 shares constituting approximately 52% of our company's issued and outstanding common shares at that time.

This Share exchange transaction was treated, for accounting purposes, as a reverse merger. Mr. Lubell, who became our President and Chief Executive Officer upon closing, has 25 years of experience in the clothing and textile industries. He has designed, marketed and distributed specialized denim and high fashion jeans in Los Angeles since 1978. Mr. Lubell executed a management agreement with us on closing providing him with a percentage of our net sales in addition to salary, options and other compensation.

The proceeds of the First Private Placement (of $900,000) were distributed per the Share Purchase Agreement as follows: $300,000 to Indigo Group U.S.A., Inc., $250,000 to Jeffrey Lubell (as a signing bonus), $308,125 as a loan to Guru Denim, Inc. for operating capital and $41,848 for legal costs for Guru Denim, Inc. and Gusana Explorations Inc. The proceeds of the Second Private Placement (of $300,000) were advanced to Guru Denim, Inc. for operating capital.

At September 30, 2003 our company had cash in the bank of $170,429.

Results of Operations

The Nine Months ended September 30, 2003 vs. September 30, 2002

Our company recorded sales of $1,017,057 for the nine months ending September 30, 2003 and $ 0 for the nine months ending September 30, 2002. Sales in 2003 are sales of True Religion Brand Jeans. Gross profit for the nine months ending September 30, 2003 was $520,972, or 51%. Selling and shipping expenses totaled $204,655 and include purchases of sample fabric, freight, advertising, commissions, travel and trade show expense. General and administrative expenses for the nine months ended September, 2003 totalled $483,221. The principal components are professional fees related to the merger ($139,000) and salaries ($125,000). The net loss for the nine months ending September 30, 2003 was $166,904. The company operated as a mining company in 2002 and comparisons are not valid.

The Three Months ended September 30, 2003 vs. September 30, 2002

The company recorded sales of $710,143 for the three months ending September 30, 2003 and $0 for the three months ending September 30, 2002. Sales in 2003 are sales of True Religion Brand Jeans. Gross profit for the three months ending September 30, 2003 was $367,388, or 52%. Selling and shipping expenses totaled $95,462 and include purchases of sample fabric, freight, advertising, commissions, travel and trade show expense. General and administrative expenses for the three months ended September, 2003 totaled $268,176. The principal components are professional fees related to the merger ($37,000) and salaries ($68,000). The net profit for the three months ending September 30, 2003 was $3,750. The company operated as a mining company in 2002 and comparisons are not valid.

Critical Accounting Policies

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out method. We continually evaluate our inventories by assessing slow moving current product as well as prior seasons' inventory. Market value of non-current inventory is estimated based on historical sales trends for this category of inventory of our company's individual product lines, the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory.

Revenue from product sales is recognized as title passes to the customer upon shipment. We accrue for estimated sales returns and other allowances in the period in which the related revenue is recognized.

DESCRIPTION OF PROPERTY

We rent approximately 6,000 square feet of combined office and warehouse space located at 201 East Area Street, El Segundo, California from Bob Hawk and Janet Hawk pursuant to a written lease dated June 5, 2003. This Lease provides for a term of three years commencing July 1, 2003 and a monthly rent payment of $4,469.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol "TRLG". The following quotations obtained from Stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
December 31, 2003(2)	$2.55	$1.06
November 30, 2003	$3.20	$1.25
August 31, 2003	$1.42	$0.80
May 31, 2003	$2.10	$0.50

* Our stock was quoted for trading on the National Association of Security Dealers OTC Bulletin Board on March 6, 2003 under the trading symbol "GSNA". On May 30, 2003, our trading symbol changed to "GUSN" and on August 25, 2003, our trading symbol changed to "TRLG".

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2) We adopted our subsidiary Guru Denim Inc.'s fiscal year end December 31 on September 30, 2003. Previously, our fiscal year end was August 31.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623) is the registrar and transfer agent for our common shares.

On February 11, 2004, the shareholders' list of our common shares showed 25 registered shareholders and 19,725,133 shares outstanding. We have researched indirect holdings registered to the various depository institutions and stock brokerage firms, and estimate that there are 3,500 to 4,000 additional beneficial shareholders beyond the 25 registered shareholders as of February 11, 2004.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price

(as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

No chief executive officer of our company received any cash or other compensation during the fiscal years ended August 31, 2002 and 2001. No other executive officer of our company received annual salary and bonus in excess of $100,000 for the year ended December 31, 2003, except as listed below.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Jeffrey Lubell President and CEO (2)	2003	$90,000	$61,000 (3)	Nil	Nil	Nil	Nil	Nil
Charles A. Lesser (4) Chief Financial Officer	2003	$41,600	Nil	Nil	450,000	Nil	Nil	Nil

(1) The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Jeffrey Lubell became our President and CEO on June 24, 2003.

(3) Jeffrey Lubell receives 3% of sales less returns and financing costs, plus an annual salary of $180,000.

(4) On an annual basis, Mr. Lesser receives a salary of $125,000.

Stock Options / SAR Grants

We have not adopted a formal stock option plan to provide stock-based incentive compensation to employees, consultants, directors and other advisors; however, we plan to implement both an Employee Stock Option Plan and a Directors Stock Option Plan in 2004.

On July 19, 2003 our board of directors granted 450,000 stock options with an exercise price of $0.48 to Charles A. Lesser, our Chief Financial Officer. At the time of this grant, Mr. Lesser was a consultant to, and the Chief Operating Officer of, our subsidiary company Guru Denim, Inc. These stock options vest at the rate of 12,500 per month beginning on the first day of the month following the date of the Agreement. There were no stock options exercised during the year ended December 31, 2003.

On July 19, 2003 our board of directors granted to Mr. Mark Saltzman, one of our directors, 15,000 stock options at an exercise price of $0.48 for his service as a Director from July 1, 2003 - June 30, 2004.

There were no stock options exercised during the year ended December 31, 2003 and there were no stock options or stock appreciation rights outstanding on December 31, 2003.

Compensation of Directors

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. Mr. Mark Saltzman received $1,000 as compensation for his services as a director plus an award of 15,000 stock options at an exercise price of $0.48.

Employment Contracts and Termination of Employment and Change in Control Arrangements

On June 24, 2003, we entered into an employment agreement with Jeffrey Lubell pursuant to which Mr. Lubell will serve as the President of our company for a one year term. On June 23, 2004, the term of Mr. Lubell's employment with our company will automatically renew for a successive one-year period unless either party to the agreement gives to the other party at least 90 days advance notice that they do not wish to renew. We have paid to Mr. Lubell a signing bonus of $250,000 and we will pay to Mr. Lubell a monthly base salary of $15,000 plus additional monthly compensation equal to three percent (3%) of net sales revenue received by our company and our subsidiary Guru Denim, Inc. during the month immediately preceding payment. As defined in Mr. Lubell's employment agreement, net sales revenue means income from sales of goods and services by Guru Denim, Inc., minus the cost associated with things like returned or undeliverable merchandise, bad debts and costs of collection.

On September 1, 2003, we entered into an employment agreement with Charles A. Lesser pursuant to which Mr. Lesser will serve as the Chief Financial Officer of our company and Chief Operating Officer of Guru Denim, Inc. for a one year term. On August 31, 2004, the term of Mr. Lesser's employment with our company will automatically renew for a successive one-year period unless either party to the agreement gives to the other party at least 30 days advance notice that they do not wish to renew. We will pay to Mr. Lesser a monthly base salary of $10,400 plus $600 non-accountable auto allowance. We also agreed to grant to Mr. Lesser 450,000 stock options with an exercise price of $0.48 per share. Our company can terminate the agreement at any time without cause by payment of a severance equal to four months salary and benefits.

Other than as set out in this registration statement, we have not entered into any employment or consulting agreements with any of our current officers, directors or employees.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

We do not provide pension, retirement or similar benefits for our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. Other than the employment agreements discussed above, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to True Religion Apparel, Inc. are filed as part of this registration statement:

Unaudited Financial Statements for the period ended September 30, 2003

Auditor's Report of Stonefield Josephson, Inc., Chartered Accountants, dated November 18, 2003.

Consolidated Balance Sheets as at September 30, 2003 and December 31, 2002.

Consolidated Statement of Operations for the three months ended September 30, 2003 and 2002 and for the nine months ended September 30, 2003 to September 30, 2002.

Consolidated Statement of Cash Flows for the nine months ended September 30, 2003 to September 30, 2002.

Notes to the Consolidated Financial Statements.

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

TRUE RELIGION APPAREL, INC.
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)

FINANCIAL STATEMENTS

(Unaudited)

September 30, 2003

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2003 (Unaudited)	December 31, 2002

ASSETS

Current Assets:
Cash	$ 170,429	$ -
Accounts receivable, net of allowance of $20,831	453,485	9,225
Inventory	244,855	155,936
Due from officer	10,591	31,612

Total current assets	879,360	196,773

Equipment, net	8,849	2,470

Other Assets	25,714	1,400

TOTAL ASSETS	$ 913,923	$ 200,643

The accompanying notes are an integral part of these financial statements.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30, 2003 (Unaudited)	December 31, 2002

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current Liabilities:
Accounts payable and accrued expenses	$ 178,299	$ 219,500
Advance-related party	9,365	-

Total current liabilities	187,664	219,500

Commitments and Contingencies (Note 4)	-	-

Shareholders' Deficit:
Common Stock, $.001 par value, 1,200,000,000 shares authorized, 18,825,133 and 14,571,200 issued and outstanding, respectively	18,835	5,000
Additional paid in capital	898,185
Accumulated deficit	(190,761)	(23,857)

Total Shareholders' Equity	726,259	(18,857)

TOTAL LIABILITIES AND EQUITY	$ 913,923	$ 200,643

The accompanying notes are an integral part of these financial statements

TRUE RELIGION APPAREL, INC AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months Ended September 30, 2003 and 2002
(unaudited)

	Three Months Ended September 30 *		Nine Months Ended September 30 *
	2003	2002	2003	2002

Sales	$ 710,143	$ -	$ 1, 017,057	$ -
Cost of Sales	342,755		496,085	-

Gross Profit	367,388		520,972

Costs and Expenses:
Selling and shipping	95,462		204,655
General and administrative	268,176		483,221

Income (Loss) before Provision for Income Taxes	3,750	-	(166,904)	-

Income Tax Provision	-		-

Net income (loss)	$ 3,750	$ -	$(166,904)	$ -

Weighted average income (loss) per share - Basic and diluted	$ 0.00		$(0.01)
Weighted average common shares outstanding - Basic and diluted	17,498,000		16,698,000

* The company was not in operation at September 30, 2002.

The accompanying notes are an integral part of these financial statements

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
	Nine months ended September 30, 2003 (Unaudited)	Nine months Ended September 30, 2002 * (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (166,904)	$ -
Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization	940

Changes in assets and liabilities:
(Increase) Decrease in assets
Receivables	(444,260)
Inventory	(88,919)	-
Other assets	(24,314)	-

Increase (Decrease) in liabilities
Accounts payable and accrued expenses	(41,609)	-

Net cash provided by (used in) operating activities	(765,066)	-

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Acquisition of True Religion, Inc., net of cash received	622,793
Due from officer	21,021	-
Purchase of equipment	(7,319)	-

Net cash provided by (used in) investing activities	636,495	-

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES- Proceeds from Private Placements	300,000	-
Repurchase of common shares	(1,000)

Net cash provided by (used in) financing activities	299,000

Net increase in cash	170,429	-
Cash, beginning of period	$ -	$ -

Cash, end of period	$ 170,429	$ -

Supplemental disclosure of cash flow information:
No amounts were paid for interest or taxes for the nine months ended September 30, 2003 or 2002. (unaudited).

* The company was not in operation at September 30, 2002.

The accompanying notes are an integral part of these financial statements

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS INC.)
NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2003 (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The balance sheet of the Company as of September 30, 2003, the related statements of operations for the three and nine months ended September 30, 2003 and 2002 and the statements of cash flows for the nine months ended September 30, 2003 and 2002 included in the financial statements have been prepared by the Company without audit. The Company was incorporated on November 7, 2002 and accordingly the comparable period of the preceeding year is not presented. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the three and nine months ended September 31, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this Form 10-QSB should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the True Religion Apparel, Inc.'s Form 8-K/A filed November 20,2003.

On June 23. 2003 (effective July 1, 2003 for accounting purposes), Guru Denim, Inc., a California corporation, was acquired by True Religion Apparel, Inc. (formerly Gusana Explorations Inc.) ("True Religion"), a publicly held company that was previously engaged in mineral exploration, in an exchange of common stock which was accounted for as a reverse merger ("Share Purchase Agreement"). Under the terms of this share exchange, True Religion Apparel acquired all of the issued and outstanding shares of Guru Denim's common stock in exchange for 14,571,305 shares of True Religion Apparel's common stock issued to Jeffrey Lubell and the payment of $200,000 in cash to Indigo Group U.S.A. Inc. In accounting for this transaction:

  Guru Denim, Inc. is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, in accordance with reverse merger accounting, its net assets will be included in the balance sheet at their historical book values and the historical results of operations of the Company will be those of Guru Denim, Inc.

  Control of the net assets and operations of True Religion was acquired effective July 1, 2003. The Company will account for this transaction as a purchase of the assets and liabilities of True Religion. The historical cost of the net assets assumed was $0.

True Religion, a Nevada corporation, was formed in April 25, 2001. Through a wholly owned subsidiary corporation formed in British Columbia, Canada, known as Gusana Explorations (British Columbia) Inc., True Religion acquired and explored certain mineral claims located in British Columbia, Canada. During its third quarter ending May 31, 2003, True Religion decided that it could not raise sufficient capital for the purposes of successfully implementing its business plan to identify, explore and exploit its mineral resource properties and the company subsequently decided to allow these mineral claims to lapse in favor of other business opportunities.

Guru Denim, Inc., a California corporation was formed November 7, 2002 for the design, manufacture, marketing, distribution and sale of high-fashion denim jeans. The Company considers its activities to be one business segment.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
(FORMERLY KNOWN AS GUSANA EXPLORATIONS)
NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2003 (unaudited) (continued)

NOTE 2 - PROPERTY AND EQUIPMENT

A summary is as follows:
	September 30, 2003	December 31, 2002
	(unaudited)

Computers and other equipment	$ 9,919	$ 2,600

	9,919	2,600

Less: Accumulated depreciation	1,070	130

	$ 8,849	$ 2,470

NOTE 3 - COMMON STOCK

In May 2003, the True Religion Apparel, Inc. changed its authorized common shares from 30,000,000 to 1,200,000,000. Prior to the share exchange transaction (that was accounted for as a reverse merger), certain former officers surrendered 4,584,000 (pre split shares) shares. The Company then affected a twelve (12) for one (1) forward stock split to bring the shares outstanding to 12,322,800 after the split and surrender of shares occurred. All share amounts have been restated to reflect the retroactive effect of the forward stock split.

Prior to the completion of the transactions contemplated in the Share Purchase Agreement, True Religion Apparel, Inc. completed its First Private Placement of $900,000 and issued 1,200,000 common shares at a price of $0.75 per share and the $900,000 was distributed per the Share Purchase Agreement. The Second Private Placement of $300,000 was completed July 31, 2003 through the sale of 400,000 common shares at a price of $0.75 per share and the $300,000 was advanced to Guru Denim, Inc. for operating capital.

NOTE 4 - COMMITMENTS

Guru Denim, Inc. leases approximately 6,000 square feet of combined office and warehouse space in leased premises located at 201 East Arena Street, El Segundo, California, at a monthly rental rate of $4,465. The lease commenced July 1, 2003 and expires June 30, 2006. Guru Denim, Inc. conducts all of its executive and administrative functions in, and ships True Religion Brand Jeans to its customers from, this facility.

Year ending December 31,

2003	$ 13,462
2004	$ 53,580
2005	$ 53,580
2006	$ 26,790

$ 147,412

NOTE 5 - SUBSEQUENT EVENT

The board of directors of the Company, having determined that it was not in the Company's best interest to pursue exploration of the mineral claims owned by its subsidiary, Gusana Explorations (British Columbia) Inc. and, the Company having no interest in mineral exploration and wanting to limit liability, decided to sell Gusana Explorations (British Columbia) Inc. to Michael Lathigee, an ex-director, for nominal consideration of $1.00, giving no representations or warranties. The share transfer agreement was signed on January 12, 2004 and the purchase price of $1.00 was paid by Mr. Lathigee on January 14, 2004.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In November, 2003, we decided to engage new auditors as our independent accountants to audit our financial statements. Our Board of Directors approved the change of accountants to Stonefield, Josephson, Inc. effective on November 12, 2003. Accordingly, we dismissed Malone & Bailey on November 13, 2003. Malone and Bailey was appointed our principal independent accountant on May 9, 2003 after the dismissal of our previous principal independent accountants, Davidson & Company on May 7, 2003.

During our recent fiscal years ended August 31, 2002 and 2001, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended August 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was based on the appointment of new directors to our Board of Directors.

We have engaged the firm of Stonefield, Josephson, Inc. as of November 12, 2003. In connection with the fiscal years ended August 31, 2002 and 2001 and any subsequent interim periods preceding the change in accountants, Stonefield, Josephson, Inc. was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal years ended August 31, 2002 and 2001 and any subsequent interim periods preceding the change in accountants, Stonefield, Josephson, Inc. did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of True Religion, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by True Religion Apparel, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada corporation law provides that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;
  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our security holders;
  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
  by court order.

Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director. We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself/herself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights that the individual is entitled to as a matter of law or otherwise.

We will not indemnify an individual adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he/she improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Our Bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is judged not to have met the standard of conduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$482.93
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$5,000(1)
Legal fees and expenses	$25,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$41,482.93

(1) We have estimated these amounts

Item 26. Recent Sales of Unregistered Securities.

On June 16, 2003, we sold an aggregate of 1,200,000 shares of our common stock at $0.75 per share for aggregate gross proceeds of $900,000 to one non-U.S. person in an offshore transaction relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Pursuant to the terms of the subscription agreement used in the January 15, 2004 private placement, we are required to register these 1,200,000 shares in this registration statement.

On July 29, 2003, we sold an aggregate of 400,000 shares of our common stock at $0.75 per share for aggregate gross proceeds of $300,000 to one non-U.S. person in an offshore transaction relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Pursuant to the terms of the subscription agreement used in the January 15, 2004 private placement, we are required to register these 400,000 shares in this registration statement.

On January 15, 2004, we sold an aggregate of 900,000 units, at a price of $1.1111 per unit for aggregate gross proceeds of $999,990 to two non-U.S. persons in offshore transactions relying on exemptions from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. Each unit is comprised of one common share and one transferable share purchase warrant that will entitle the holder to purchase one additional share at an exercise price of $1.11 per share.

In the Subscription Agreement, we agreed to use our best efforts, at our sole cost and expense, to file this registration statement with the Securities and Exchange Commission on or before February 15, 2004, registering the units sold in this private placement and all of the common shares that we sold in the July 29, 2003 and June 16, 2003 private placements and to use our best efforts to cause the registration statement declared effective by the Securities and Exchange Commission by June 30, 2004.

In the event that:

  we fail to file this registration statement by February 15, 2004; or
  we fail to have this registration statement declared effective by June 30, 2004;

then we will pay liquidated damages equal to two percent (2%) of the subscription price for each 30 day period or portion thereof until the filing date or the effective date, whichever is applicable.

Item. 27. Exhibits.

Pursuant to Rule 601 of Regulation SB, the following exhibits are included herein or incorporated by reference.
Exhibit Number	Description
(3)	Articles of Incorporation and By-laws
3.1	Articles of Incorporation (incorporated by reference from our Form SB-2 Registration Statement, filed November 5, 2001)
3.2	Bylaws as Amended (incorporated by reference from our Form SB-2 Registration Statement, filed November 5, 2001)
(5)	Opinion
5.1	Opinion of Clark, Wilson regarding the legality of the securities being registered
(10)	Material Contracts
10.1

Letter Agreement between Guru Denim, Inc. and Jameric, Inc. dated May 20, 2003 for exclusive distribution rights in Japan (incorporated by reference from our Form 8-K Current Report, filed July 9, 2003)

10.2

Letter Agreement between Guru Denim, Inc. and Melwani Agency dated May 15, 2003 for exclusive distribution rights in the United Kingdom, Ireland and Scotland (incorporated by reference from our Form 8-K Current Report, filed July 9, 2003)

10.3	Employment Agreement between Gusana Explorations Inc. and Jeffrey Lubell dated June 20, 2003 (incorporated by reference from our Form 8-K Current Report, filed July 9, 2003)
10.4

Lease dated June 5, 2003 between Guru Denim, Inc. and Bob Hawk and Janet Hawk for premises located at 201 East Arena Street, El Segundo, California (incorporated by reference from our Form 8-K/A Current Report, filed July 10, 2003)

10.5	Share Purchase Agreement dated June 23, 2003, between Gusana Explorations Inc., Jeffrey Lubell and Guru Denim, Inc. (incorporated by reference from our Form 8-K Current Report, filed July 9, 2003)
10.6	Subscription Agreement dated June 16, 2003 between Gusana Explorations Inc. and EH & P Investments
10.7	Subscription Agreement dated July 16, 2003 between Gusana Explorations Inc. and Hilton Getz
10.8	Subscription Agreement dated January 16, 2004 between True Religion Apparel, Inc. and Tonga Finance and Trading AG
10.9	Subscription Agreement dated January 16, 200 between True Religion Apparel, Inc. and Romofin AG
(21)	Subsidiaries
21.1	Guru Denim, Inc.

Item 28. Undertakings.

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of El Segundo, State of California on February 12, 2004.

TRUE RELIGION APPAREL, INC.

By: /s/ Jeffrey Lubell
Jeffrey Lubell, President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: February 12, 2004

By: /s/ Kymberly Lubell
Kymberly Lubell, Director and Secretary
Dated: February 12, 2004

By: /s/ Mark Saltzman
Mark Saltzman, Director
Dated: February 12, 2004

By: /s/ Charles A. Lesser
Charles A. Lesser, Chief Financial Officer
(Principal Financial and Accounting Officer)
Dated: February 12, 2004

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Jeffrey Lubell as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By: /s/ Jeffrey Lubell
Jeffrey Lubell, President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: February 12, 2004

By: /s/ Kymberly Lubell
Kymberly Lubell, Director and Secretary
Dated: February 12, 2004

By: Mark Saltzman
Mark Saltzman, Director
Dated: February 12, 2004

By: /s/ Charles A. Lesser
Charles A. Lesser, Chief Financial Officer
(Principal Financial and Accounting Officer)
Dated: February 12, 2004